Exhibit 99.1

Interpace Biosciences Announces Full Year and Fourth Quarter 2019 Financial and Business Results and

Preliminary Q1-2020 Results

●	Acquired Biopharma Business of Cancer Genetics in Second Half of 2019
●	Through Q1-2020 Raised $47 million from Two Top Private Equity Firms
●	Provides First Quarter 2020 Range of Revenues
●	Expects to Launch COVID-19 Serology Testing in Q2-2020
●	Robert Gorman, Diagnostic Industry Expert, Appointed Chairman of the Board
●	Withdraws Full-Year 2020 Guidance

Conference Call and Webcast Wednesday April 22, 2020 5:00 pm ET

PARSIPPANY, NJ, April 22, 2020 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (Nasdaq: IDXG) today announced financial results for the fiscal year ended December 31, 2019 and provided a business and financial update.

“Fiscal 2019 was a transformational year for us as we acquired the Biopharma business of Cancer Genetics in July and raised over $47 million from sophisticated laboratory private equity investors in 2019 and early 2020. We believe that the combination of our clinical services and acquired pharma services uniquely positions us for growth and expansion in the fast-growing biopharma sector where we can provide our unique diagnostic capabilities to a broad customer base.” said CEO Jack Stover. “We believe that our accomplishments this year have supported our aggressive growth plans and also de-risked our business during these uncertain times,” added Mr. Stover.

2019 Business and Financial Highlights

●	Acquired the BioPharma business of Cancer Genetics (CGI) in July 2019, which contributed $6.7 million in net revenue in 2019.

●	Net Revenue was $24.1 million for fiscal 2019, a 10% increase over fiscal 2018 Net Revenue of $21.9 million. Net Revenue included approximately $8.7 million reserve in accounts receivable, $3.5 million related to 2018 billings and $5.2 million related to 2019 billings.

●	The $5.2 million reserve related to 2019 billings was recorded as a reduction of Net Revenue to reflect collectability concerns of the 2019 year-end receivables. Collections of these, reserved for 2019 billings in 2020, if any, will be recorded in Net Revenue at that time.

●	Gross profit for fiscal 2019 year was 34% as compared to 53% in fiscal 2018. Fiscal 2019 margins were negatively impacted by the carve out and transition of the pharma solutions business from CGI and the $5.2 million reserve.

●	Raised over $47 million of long-term capital from sophisticated laboratory private equity investors through January 2020 which will be included in total stockholders’ equity beginning in the first quarter of 2020.

Fourth Quarter 2019 Financial Highlights

●	Net Revenue for the fourth quarter of 2019 was $4.1 million, a reduction of 30% from the prior year fourth quarter. 2019 fourth quarter revenue included a $5.2 million reserve against prior quarters’ outstanding receivables which reduced Net Revenue for the quarter accordingly.

●	Year-end December 31, 2019 cash position of approximately $2.3 million and a total of $3.1 million of cash and availability.

First Quarter 2020 Preliminary Financial Highlights

●	Expect first quarter Net Revenue in the range of $8.8 million to $9.3 million.

●	Quarter-end March 31, 2020 cash position of approximately $14.5 million and a total of $16.8 million of cash and availability.

●	As of April 21, 2020, total cash and availability of approximately $18.4 million.

Cancer is relentless and we are committed to delivering critical answers to patients, even in the face of unprecedented challenges such as COVID-19. We believe we have taken all necessary precautions to safeguard our employees from the COVID-19 pandemic. Our labs are operational and all non-essential employees are on a work-from-home arrangement. However, there can be no assurance that key employees will not become ill or that we will be able to continue to operate our labs. We will continue to take all necessary actions to support our customers’ requirements and preserve the financial health of Interpace.

“The leadership team acted quickly to minimize business disruption and reduced spending in areas not critical to patient care to ensure we have the financial flexibility to meet patient needs. Further, we took immediate action to reduce lab and overhead support costs to match our physical needs. Actions include elimination of non-essential discretionary spending, temporary furlough of employees where activities were reduced, a hiring freeze, deferral of incentive bonuses anticipated to be paid in 2020 and a 10 to 15 percent reduction in base pay of all salaried employees including all members of our leadership team,” stated Jack Stover.

In response to customer interest we have acquired and installed processing equipment to perform serology antibody ELISA testing for COVID-19 at our CLIA lab in Pittsburgh, PA. We are in the process of validating processes while acquiring acceptable kits and reference samples and expect to be able to offer this testing to customers in the next several weeks.

“First quarter 2020 Net Revenue is expected to be in the range of $8.8 million to $9.3 million as compared to $6.0 million reported in the first quarter of 2019. In spite of our test volumes dropping throughout March 2020 due to the coronavirus pandemic, diagnostic average daily test volume increased approximately 25% and pharma services average daily testing volume increased approximately 64% when compared to the first quarter of 2019. However, March 2020 diagnostic average daily test volume declined approximately 27% from February 2020 and declined a further 56% for the period of April 1 through April 20, 2020. Alternatively, Pharma services revenue improved throughout the quarter and leading indicators, bookings and backlog point to a strong back half of 2020. However, we have seen a softening of demand in the near term as a result of our global footprint and testing activity through April 20, 2020 was down 19% relative to March.,” stated Fred Knechtel CFO Interpace.

Jack Stover added, “As we look at the remainder of 2020, in this uncertain time, I am very excited about our prospects:

●	We are an essential medical services business and therefore expect to remain open and able to serve our customers who handle critical cancer-related patient care and develop life-saving treatments;

●	We recently recognized a significant retroactive price increase in 2020 from Medicare for ThyraMIR® and we have been notified of a prospective price increase for ThyGeNEXT®;

●	We anticipate publishing a seminal paper on the clinical validity of the combination of ThyGeNEXT®/ThyraMIR®, our largest commercial products;

●	We have demonstrated our ability to reduce operating costs consistent with volume changes while continuing to integrate the Biopharma business we recently acquired;

●	Through March our pharma services sales pipeline reached record levels providing us confidence in our ability to ramp up this business as our customers reengage or expand clinical trials;

●	We have and will continue to add more contracted reimbursement coverage with private insurers, helping to support more timely and accurate payment of our tests;

●	We have made significant progress in streamlining and improving our billing processes to allow us to collect cash on a more timely and consistent basis.

Recent Clinical and Reimbursement Highlights

We continue to generate and publish clinical evidence related to our key products, including ThyGeNEXT® and ThyraMIR® and PancraGEN® as well as our pipeline product, BarreGEN®. Below is a summary of the most important publications and presentations announced since the beginning of 2019:

Clinical Performance and Evidence

●	Acceptance of first paper demonstrating clinical performance of ThyGeNEXT® and ThyraMIR® ;

●	Publication of new data on Thyroid test utility, peer reviewed journal article and one textbook on clinical utility of ThyGeNEXT®;

●	Presentation of data on Thyroid performance at ATA in 3 separate posters;

●	Presentation at ACOG on PancraGEN®;

●	Announced data from our thyroid registry published in Diagnostic Cytology; and

●	First independent publication of clinical utility of BarreGEN®.

Clinical Reimbursement Expansion

Reimbursement for our clinical diagnostics tests are the lifeblood of our business and critical to our ability to serve our diverse customer base. Below are our most important reimbursement accomplishments since the beginning of 2019:

●	Contract with Blue Cross/Blue Shield of Massachusetts for more than 2 million of their members;

●	Improvement for ThyraMIR’s® Medicare reimbursement from $1800 to $3000, retroactive to January 1, 2020;

●	New draft Medicare LCD for ThyGeNEXT® indicating a reimbursement increase of approximately $2400;

●	Contract with Blue Cross/Blue Shield of Michigan for ThyGeNEXT® and ThyraMIR® for their 6 million members;

●	Contract with Blue Cross/Blue Shield of California for ThyGeNEXT® and ThyraMIR® for their 4 million members;

●	Contract with 3 independent Blue Cross and Blue Shield plans for ThyGeNEXT® and ThyraMIR® in Alabama, Arkansas and Arizona that combine to serve 5 million members;

●	New agreement with Select Health for coverage of their 850,000 members;

●	New agreement with Independence Blue Cross for coverage of their 2.5 million members;

●	New coverage of our thyroid assays by Medica serving their 1.3 million members; and

●	Agreement with the University of Maryland Medical System serving its approximately 25,000 employees.

Other Business Announcements

●	Expanded our collaboration agreement with LabCorp® (NYSE: LH) to co-market our thyroid tests for an additional two years, through January 2022;

●	Announced strategic partnership with Genecast Biotechnology Co, Ltd. to support our global pharmaceutical and biotechnology clients with their testing needs in the Chinese market;

●	Entered into a research agreement with Predictive Oncology to evaluate enhancing diagnosis of thyroid cancer via AI driven analyses;

●	Our PA and CT labs received College of American Pathology (CAP) accreditation; and

●	Finalized validation of FFPE samples of ThyraMIR® and subsequently announced approval to launch ThyraMIR® on FFPE fixation in New York State.

Addition of Chairman of the Board, Robert Gorman

We are pleased to welcome Bob Gorman as our new Chairman of the Board. Bob has a tremendous amount of experience in helping to build successful laboratories and companies in our industry, having served in leadership roles with companies such as Quest Diagnostics and Eurofins Scientific Group. We look forward to Bob’s active involvement.

2020 Net Revenue Guidance

As a result of the uncertainty and potential impact of the coronavirus pandemic, we believe it is prudent to withdraw our previously announced annual revenue guidance for 2020.

CONFERENCE CALL INFORMATION

Interpace will hold a conference call and Webcast on Wednesday April 22, 2020, at 5:00 pm ET. Details are as follow:

Date and Time: Wednesday April 22, 2020 at 5:00 pm ET

Dial-in Number (Domestic): +1 (877) 407-9716

Dial-in Number (International): +1 (201) 493-6779

Confirmation Number: 13702580

Webcast Access: http://public.viavid.com/index.php?id=139379

The webcast replay will be available on the Company’s website approximately two hours following completion of the call and archived on the Company’s website for 90 days.

About Interpace Biosciences

Interpace Biosciences is a leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has four commercialized molecular tests and one test in a clinical evaluation process (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary vs. metastatic origin. In addition, BarreGEN® for Barrett’s Esophagus, is currently in a clinical evaluation program whereby we gather information from physicians using BarreGEN® to assist us in positioning the product for full launch, partnering and potentially supporting reimbursement with payers.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advance personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, and improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statement, including the adverse impact of the Coronavirus (COVID-19) pandemic, our history of operating losses and the limited revenue generated by our clinical and pharma solutions customers, our dependence on sales and reimbursements from our clinical services, our reliance on third parties to process and transmit claims to payers for our clinical services, and any delay, data loss, or other disruption in processing or transmitting such claims could have an adverse effect on our revenue and financial condition, our revenue recognition being based in part on our estimates for future collections which estimates may prove to be incorrect, that we will be able to meet our revenue projections and that there is no guarantee that we will be successful in completing development or realize any revenue or benefit from our efforts to launch a new product line of antibody testing of the COVID-19 virus. The preliminary financial results for the first quarter of 2020 are subject to the completion of management’s final review and our other financial closing procedures and therefore are subject to change; Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s most recent Annual Report on Form 10-K filed on April 22, 2020. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:
Investor Relations
Edison Group
Joseph Green
(646) 653-7030
jgreen@edisongroup.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	December 31,		Years Ended
	(unaudited)		December 31,
	2019	2018	2019	2018

Revenue, net	$4,073	$5,834	$24,079	$21,896
Cost of revenue	5,399	2,607	15,888	10,197
Gross (loss) profit	(1,326)	3,227	8,191	11,699
Operating expenses:
Sales and marketing	2,990	2,286	11,116	8,421
Research and development	778	596	2,810	2,124
General and administrative	4,753	2,518	14,546	8,499
Acquisition related expense	-	-	2,534	-
Acquisition related amortization expense	1,031	813	3,652	3,252
Change in fair value of contingent consideration	(44)	1,522	(44)	1,522
Total operating expenses	9,508	7,735	34,614	23,818
Operating loss	(10,834)	(4,508)	(26,423)	(12,119)
Accretion expense	(109)	(83)	(440)	(331)
Other income, net	209	405	196	263
Loss from continuing operations before tax	(10,734)	(4,186)	(26,667)	(12,187)
(Benefit) provision for income taxes	(47)	(3)	(28)	18
Loss from continuing operations, net of tax	(10,687)	(4,183)	(26,639)	(12,205)
Less Preferred stock dividends	(354)	-	(429)	-
Loss from continuing operations attributable to common stockholders	(11,041)	(4,183)	(27,068)	(12,205)
(Loss) income from discontinued operations, net of tax	(38)	146	(88)	16

Net loss attributable to common stockholders	$(11,079)	$(4,037)	$(27,156)	$(12,189)

Basic and diluted (loss) income per share of common stock:
From continuing operations	$(2.88)	$(1.46)	$(7.23)	$(4.33)
From discontinued operations	(0.01)	0.05	(0.02)	-
Net loss per basic and diluted share of common stock	$(2.89)	$(1.41)	$(7.25)	$(4.33)
Weighted average number of common shares and common share equivalents outstanding:
Basic	3,834	2,861	3,746	2,816
Diluted	3,834	2,861	3,746	2,816

Selected Balance Sheet Data

($ in thousands)

	December 31,	December 31,
	2019	2018
Cash and cash equivalents	$2,321	$6,068

Total current assets	16,369	17,721
Total current liabilities	17,298	8,492

Total assets	69,051	48,442
Total liabilities	29,853	15,504
Total stockholders equity	13,026	32,938

Selected Cash Flow Data

($ in thousands)

	For the Years Ended
	December 31,
	2019	2018
Net loss	$(26,727)	$(12,189)

Net cash used in operations	$(18,957)	$(8,673)
Net cash used in investing activities	(13,947)	(449)
Net cash provided by (used in) financing activities	29,157	(9)
Change in cash and cash equivalents	(3,747)	(9,131)
Cash and equivalents, Beginning	6,068	15,199
Cash and equivalents, Ending	$2,321	$6,068

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

GAAP to Non-GAAP Reconciliation (Unaudited)

($ in thousands)

	Quarters Ended		Years Ended
	December 31,		December 31,
	2019	2018	2019	2018

Loss from continuing operations (GAAP Basis)	$(10,687)	$(4,183)	$(26,639)	$(12,205)
Acquisition related expense	-	-	2,534	-
Transition expenses	-	-	836	-
Depreciation and amortization	1,276	884	4,187	3,464
Stock-based compensation	289	706	1,535	2,270
Bad debt expense	-	-	499	-
Taxes	(47)	(3)	(28)	18
Accretion expense	109	83	440	331
Mark to market on warrant liability	(244)	(372)	(279)	(112)
Change in fair value of contingent consideration	(44)	1,522	(44)	1,522
Non-GAAP Adjusted EBITDA	$(9,348)	$(1,363)	$(16,959)	$(4,712)